SCHIFF HARDIN & WAITE                                                EXHIBIT 5

A Partnership Including Professional Corporations

7200 Sears Tower, Chicago, Illinois  60606-6473
Telephone (312) 876-1000




W. Brinkley Dickerson, Jr.
(312) 258-5633


                                          June 19, 1996



Nextel Communications, Inc.
201 Route 17 North
Rutherford, New Jersey 07070

      RE:  REGISTRATION STATEMENT ON FORM S-8 COVERING SHARES
           ISSUABLE UNDER ASSOCIATE STOCK PURCHASE PLAN

Ladies and Gentlemen:

            We have acted as special counsel to Nextel Communications, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement"), covering an aggregate of 5,000,000 authorized but unissued shares of the Company's Class A Common Stock, par value $.001 per share ("Class A Common Shares"), that are issuable pursuant to the Nextel Communications, Inc. Associate Stock Purchase Plan (the "Plan").

            We have made such investigation and have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion, and based thereon, we are of the opinion that the Class A Common Shares that may be issued under the Plan are duly authorized and will be validly issued, fully paid and nonassessable when issued in accordance with the Plan, provided that the consideration received is at least equal to the par value of the Class A Common Shares.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              SCHIFF HARDIN & WAITE



                              By  W. BRINKLEY DICKERSON, JR.
                                  --------------------------
                                  W. Brinkley Dickerson, Jr.